Exhibit 99.1

HCW Biologics Closes Exclusive Worldwide License for

HCW11-006 – A High Potential Fusion Immunotherapeutic

Upfront cash fee with total value of $7.0 million, comprised of a $3.5 million cash payment and $3.5 million in-kind payment in the form of a transferable equity interest in licensee

Initiation of Phase 1 clinical study in China by licensee expected in the first half of 2027

HCW Biologics has “free” option to reclaim the rights to the Americas territory

MIRAMAR, Fla., March 17, 2026 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB), a U.S.-based commercial- and clinical-stage biopharmaceutical company focused on supporting or developing novel fusion immunotherapies to treat autoimmune diseases, cancer, and senescence-associated dysplasia, announced announced the receipt of full payment of the upfront license fee with a value of $7.0 million from its licensee, Beijing Trimmune Biotech Co., Ltd. (“Trimmune”).

Trimmune is a new operating entity responsible for the development and commercialization of HCW11-006, which was formed by WY Biotech Co., Ltd. (“WY Biotech”), a China-based company specializing in the early-stage development of recombinant protein drugs and gene/cell therapies, and the Company. Trimmune investors include CITIC Medical Fund, a multi-billion-dollar investment fund focused on innovative companies primarily targeting pharmaceuticals, biotechnology, medical devices, and diagnostics, and TigerYeah Capital Fund of TigerMed, a global leading Contract Research Organization. Trimmune is led by a team with an impressive track record for success in the development and commercialization of innovative drugs that treat diseases with large, unmet medical needs for the Chinese market.

The upfront license fee included a cash fee of $3.5 million and a minority co-founder transferable equity position in Trimmune valued at $3.5 million based on the most recent round of financing with third parties. HCW Biologics is also eligible to receive significant development milestone payments and double-digit royalties on future product sales, as well as a portion of the proceeds from future transaction(s) involving the licensed molecule, if such a transaction occurs. In addition HCW Biologics has a payment-free, milestone-free, and royalty-free option to recapture all rights to the development and commercialization of HCW11-006 for in vivo applications in the United States, Canada, Central America, and South America (Opt-in Territory) after the conclusion of the Phase 1 clinical trial in China. Trimmune is responsible for all costs associated with the Phase 1 clinical trial in China. The deal also provides Trimmune an option to license the exclusive regional China rights to manufacture, develop and commercialize HCW9302, HCW Biologics’ clinical stage molecule currently being evaluated in an autoimmune disorder. HCW Biologics is entitled to receive additional payments if Trimmune exercises its option to license HCW9302 for regional China rights.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a U.S.-based commercial- and clinical-stage biopharmaceutical company focused on supporting or developing novel immunotherapies to treat autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and possibly extend longevity. Chronic inflammation is believed to be a significant contributing factor to the cause of conditions that diminish healthspan including many types of cancer, autoimmune diseases and other proinflammatory diseases such as neurodegenerative diseases, as well as senescence-associated dysplasia, such as bronchopulmonary dysplasia, that impact quality-of-life but are not life-threatening. HCW9206, the Company’s commercial asset, is a commercialization-ready compound that supports a new method of generating highly functional human CAR-T cells for treating infectious diseases and cancer. The Company’s lead product candidate for its autoimmune program is HCW9302, which is subcutaneously injectable, first-in-kind interleukin-2 (“IL-2”) fusion molecule constructed using the Company’s TOBI™ platform technology. HCW9302 is currently being evaluated in a Phase 1 clinical study in patients with alopecia areata, which initiated in November 2025 (NCT07049328). The Company has identified two preclinical lead product candidates which are currently in IND-enabling stage for internal development constructed with its proprietary TRBC drug discovery and development platform. HCW11-018b (“Big BiTE”) is a tetra-valent T-cell engager designed to address shortfalls of bi-specific T-cell engagers (“BiTE”) related to manufacturability, safety profile, and ability to treat a wide spectrum of solid tumors. HCW11-040 is a pembrolizumab-based, tetra-valent immune checkpoint inhibitor. To improve efficacy, HCW11-040 is equipped with other moieties in addition to pembrolizumab which neutralizes the immunosuppressive cytokine, TGF-β, and activates effector immune cell responses. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. To date, the Company has entered into two licensing agreements in which it has licensed exclusive, worldwide rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the success of Phase 1 clinical trials to evaluate HCW11-006 and the Company’s commitment to exercise its options for rights to Americas, Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025, the latest Quarterly Report on Form 10-Q filed with the SEC on November 14, 2025, and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financing Officer

HCW Biologics Inc.

RebeccaByam@HCWBiologics.com